Exhibit 5.1
GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
ATTORNEYS AT LAW
516 SOUTH NEW HOPE ROAD
P. O. BOX 2636
GASTONIA, NORTH CAROLINA 28053-2636
704-865-4400

DAVID A. LAYTON ++	CHARLES D. GRAY III (OF COUNSEL)
JOHN D. KERSH, JR. +/****
T. J. SOLOMON II *	BANKRUPTCY LINE 704-865-6265
P. WAYNE SIGMON **/***	CHARLOTTE 704-332-5757
DAVID M. FURR **/+	FACSIMILE 704-866-8010
DAVID W. SMITH III ++
WILLIAM E. MOORE, JR.	* ALSO LICENSED IN SOUTH CAROLINA
JOHN H. GRIFFING */****	** ALSO LICENSED IN FLORIDA
EMILY H. LEAZER +	*** BOARD CERTIFIED SPECIALIST IN BANKRUPTCY LAW
TED F. MITCHELL *	**** BOARD CERTIFIED SPECIALIST IN ESTATE PLANNING
AND PROBATE + MASTER OF
LAWS IN TAXATION
++ N.C. STATE CERTIFIED MEDIATOR
August 22, 2005
Digital Recorders, Inc.
Sterling Plaza, Box 26
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
     Gentlemen:
     We have acted as counsel to Digital Recorders, Inc., a North Carolina corporation (the “Company”), in connection with the authorization and issuance of (i) 336 shares of the Company’s Series G Redeemable Convertible Preferred Stock, par value $.10 per share (“Series G Stock”), to Dolphin Offshore Partners, L.P. (the “Investor”) pursuant to that certain Share Purchase Agreement dated June 23, 2005 (the “Purchase Agreement”) and (ii) a warrant to purchase 240,000 shares of common stock issued by the Company to the Investor in connection with the Purchase Agreement (the “Investor Warrant”). On the date hereof, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed sale by the selling shareholder identified in the Registration Statement of up to 1,121,804 shares of the Company’s common stock, par value $.10 per share (“Common Stock”), consisting of 760,181 shares of Common Stock convertible from the Series G Stock, 240,000 shares issuable upon the exercise of the Warrant (the “Warrant Shares”), plus 121,624 shares of Common Stock that may become issuable upon the declaration of in-kind dividends (collectively, the “Shares”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have relied upon statements of responsible officers of the Company.
     Based upon the foregoing and in reliance thereon, it is our opinion that the Series G Stock held by the Investor identified in the Registration Statement has been duly authorized by the Company and that the shares of Common Stock convertible from the Series

G Stock are, and the Warrant Shares when issued upon exercise of the Warrants in accordance with their terms will be, legally issued, fully paid and nonassessable.
     We are members of the Bar of the State of North Carolina and do not purport to be experts in the laws of any state or jurisdiction other than the State of North Carolina and the United States.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GRAY, LAYTON, KERSH, SOLOMON,
SIGMON, FURR & SMITH, P.A.

By:	/s/ David M. Furr

David M. Furr